Exhibit I.2

August 9, 2005

Writer's Direct Dial: +44 20 7614 2254

The Republic of Argentina Subsecretaria de Financiamiento Ministry of Economy and Production Hipólito Yrigoyen 250, Piso 10, Oficina 1029 1310 Buenos Aires, Argentina

Ladies and Gentlemen:

We have acted as special English counsel to the Republic of Argentina (“Argentina”) in connection with Argentina’s offer (the “Offer”), pursuant to a registration statement (No. 333-117111) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), to holders of Argentina’s Eligible Securities, as defined in the dealer manager agreement, dated December 17, 2004 (the “Dealer Manager Agreement”), between Argentina and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (collectively, the “Dealer Managers”), to exchange Eligible Securities for the new securities listed on Schedule A hereto (collectively, the “New Securities”). The New Securities, which are governed by English law, are issued under a trust indenture governed by English law as it applies to such New Securities (the “Trust Indenture”), dated June 2, 2005, between Argentina and The Bank of New York, as trustee (the “Trustee”). Such registration statement, as amended when it most recently became effective, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)

the Registration Statement, the related prospectus dated December 27, 2004 (the “Prospectus”), as first filed with the Commission as Post-Effective Amendment No. 1 to the Registration Statement, as supplemented by the prospectus supplement, dated January 10, 2005, as amended by the addendum to the prospectus supplement, dated February 4, 2005 (as amended, the “Prospectus Supplement”), as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

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(b)	an executed copy of the Trust Indenture; and
(c)	copies of the New Securities, in global form, as executed by Argentina.

The Trust Indenture and the New Securities shall hereinafter be referred to as the “Transaction Documents”.

In rendering the opinions expressed below we have assumed and not verified:

(a)            the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as certified photocopies or facsimile copies;

(b)           that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen and, in the case of the New Securities, that they have been or will be duly executed, authenticated and delivered in accordance with the terms of the Trust Indenture;

(c)            that each of the Transaction Documents has been or will be duly authorised, executed and delivered by or on behalf of each of the parties thereto and each such party has the power, capacity and authority to execute and deliver and to perform its obligations contained in each of the Transaction Documents to which it is or will be a party;

(d)           the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e)            that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(f)            there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with;

(g)           each of the parties to the Transaction Documents has complied with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the offer of the New Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion) and 85 (public offers) and 118 (market abuse) of the FSMA);

(h)           the choice of the laws chosen to govern the Transaction Documents was freely made and in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy; and

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(i)             that the New Securities will have been duly prepared and issued in accordance with the provisions and arrangements contained or described in the Trust Indenture and registered in the register maintained for that purpose.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that the New Securities specified to be governed by English law constitute valid, binding and enforceable obligations of Argentina.

The expression “enforceable” as used above means that the obligations referred to are of a type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)            The opinion set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or similar laws of general application affecting creditors’ rights.

(b)           Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)            Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)           The power of an English court to order specific performance of an obligation or to grant injunctive relief or any equitable remedy is discretionary and, accordingly, we express no opinion as to whether such remedies would be available in respect of any of the obligations of the contracting parties. Specific performance is not usually ordered and an injunction not usually granted where damages would be regarded by the court as an adequate alternative remedy.

(e)            Except in those cases where jurisdiction is determined in accordance with Council Regulation (EC) n°44/2001 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, the provisions of the Brussels Convention on jurisdiction in civil and commercial matters of 1968 or the provisions of the Lugano Convention on jurisdiction and the enforcement of judgments in civil and commercial matters of 1988, an English court has power to stay an action where it is shown that it can, without injustice to the plaintiff, be tried in a more convenient forum.

(f)            Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent

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or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(g)           Any provision for the payment of liquidated damages, compensation, additional interest or similar amounts might be held to be unenforceable on the ground that it is a penalty.

(h)           Any undertaking or indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

(i)             An English court may refuse to give effect to any provision of an agreement that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

(j)             Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

(k)           There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

(l)             Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(m)          Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

(n)           There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

(o)           Any person who is not a party to a contract governed by English law may not be able to enforce any provisions of that contract which are expressed to be for the benefit of that person if and to the extent that the Contracts (Rights of Third Parties) Act 1999 has been disapplied.

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(p)           In the case of agreements which are not required by law to be in writing or evidenced in writing, any provision of an agreement under hand may be amended by oral agreement or waived between the parties or by the conduct of the parties, notwithstanding any provision to the contrary.

(q)           Any transfer or payment in respect of the New Securities involving the government of a country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any such person or body controlled by the foregoing or by any person acting on behalf of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in English law.

(r)            The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(s)            An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion.

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be incurred as a result of or in connection with the New Securities or any other Transaction Document or their creation, issue, offer or any other transaction. We have not been responsible for the investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement, Prospectus or Prospectus Supplement relating to the issue of the New Securities, nor have we been responsible for ensuring that such Prospectus or Prospectus Supplement contains all material facts.

The opinion set out above is limited to the laws of England as currently applied by the courts in England and is given on the basis that it will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to Argentina’s Post-Effective Amendment No. 4 to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus and under the heading “Validity of the New Securities” in the Prospectus Supplement.

In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including any exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Simon Ovenden
Simon Ovenden, a Partner

SCHEDULE A

NEW SECURITIES

1.	Euro-Denominated Par and GDP-Linked Security Units
2.	Euro-Denominated Discount and GDP-Linked Security Units
3.	Euro-Denominated Par Bonds due 2038
4.	7.82% Euro-Denominated Discount Bonds due 2033
5.	Euro-Denominated GDP-Linked Securities